Exhibit 99.1

Chief Executive Officer of Comegys Insurance Joins UTEK Corporation Board of Directors

Tampa, FL — (Business Wire) – July 30, 2009 – UTEK Corporation (NYSE Amex: UTK), a global IP licensing and innovation services company announced today that Mark S. Berset has accepted the Company’s invitation to join its Board of Directors. Mr. Berset brings extensive knowledge of profitably scaling services businesses and delivering shareholder value. Since 1987, Mark has served as Chief Executive Officer of Comegys, and has grown the Company into one of the largest independent insurance agencies in the United States.

“I am pleased that Mark will be involved in the Company during this period of growing awareness of the importance of the UTEK IP licensing and innovation service offering. His broad experience in the financial services industry will make him an asset to the board,” stated Doug Schaedler, President of UTEK.

Mark currently serves as the Chief Executive Officer of Comegys Insurance, a family owned agency which is recognized as one of the largest independent insurance agents in the United States. He is also a member of the Board of Directors at Northstar Bank Holding Company. Mark is the Chief Executive Officer of the Strategic Agency Network of Tampa Bay, which is the largest aggregator of property and casualty insurance premiums in Florida. He is the immediate past President of the Bayfront Hospital Foundation in St. Petersburg and continues to serve as a member of the Foundation’s Board. Mr. Berset received a Bachelor in Business Economics from St. Ambrose University and a Masters in Business Management from Georgia State University and currently lives in St. Petersburg, Florida.

“UTEK has established itself as a leading global IP licensing and innovation services company. I believe they are well positioned to capture a growing percentage of the multi-billion dollar global licensing market. I look forward to contributing to the board of directors, and helping the company enhance shareholder value,” said Mark Berset.

About UTEK Corporation

UTEK® is a leading global IP licensing and innovation services company. UTEK’s services enable its clients to enhance their innovation capabilities, rapidly source externally developed technologies, create value from their intellectual property and gain foresight into marketplace and technology developments that could affect their business. UTEK is a business development company. For more information about UTEK, please visit its website at www.utekcorp.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as UTEK “expects,” “should,” “believes,” “anticipates” or words of similar import. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those currently anticipated. These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. These forward-looking statements are only made as of the date of this press release and UTEK does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. This press release is available on the Company’s website www.utekcorp.com.

Contact:
UTEK Corporation
Lesley Cohen
lcohen@hrosepr.com
202-295-6770